Exhibit 5.6

CONSENT OF ROBERT E. CAMERON

Ladies and Gentlemen:

The undersigned hereby consents to (1) the references to the undersigned’s name included or incorporated by reference in the Registration Statement on Form F-10 of GoldMining Inc. in connection with the report entitled “Technical Report on the Titiribi Project, Department of Antioquia, Colombia” dated June 14, 2021, and (2) all other references to the undersigned included or incorporated by reference in the Registration Statement on Form F-10 of GoldMining Inc.

Dated: October 27, 2021

By: /s/ Robert E. Cameron
Robert E. Cameron, Ph.D., MMSA Mining and Ore Reserves
Behre Dolbear & Company (USA), Inc.